List of Accredited Investors

Investor	Subscription Amount	Shares
Andrew Tobias	$100,000	285,715
Robert Frier	$100,000	285,715
Joseph W. Kaempfer, Jr.	$100,000	285,715
Lewis Titterton	$50,000	142,858
RER Irrevocable Trust	$50,000	142,858
Joan Zofnass	$50,000	142,858
Edward Motter	$25,000	71,429
Hajibashi, LLC	$25,000	71,429